EXHIBIT 99.1

Contacts:

Caraco Pharmaceutical – Daniel Movens or Jitendra Doshi – P: (313) 871-8400
Marcotte Financial Relations - Mike Marcotte - P: (248) 656-3873

Caraco Pharmaceutical Laboratories Q1 Fiscal 2006 Net Sales, $17.6 Million, up 19%; Seventeen Consecutive Quarters of Growth

DETROIT, July 26, 2005 — Caraco Pharmaceutical Laboratories, Ltd. (Amex: CPD) posted record net sales for the Q1 of Fiscal 2006 (April to June 2005) representing seventeen consecutive quarters of successive growth, Daniel H. Movens, Chief Executive Officer, reported today. The results for the Q1 of Fiscal 2006 are compared with the results of the corresponding period of 2004 ( Q2 2004 ).

Q1 Fiscal 2006 results

Net sales rose 19% to a record $17.6 million from $14.8 million for the corresponding period of 2004. Gross profit during the relevant period declined to $8.2 million, from $9.1 million for the corresponding period of 2004. The lower gross profit was primarily due to continual declining pricing pressures, as previously disclosed, mix of customers sold during the period, as well selection of product being sold in the quarter. After SG&A expenses of $1.7 million and total R&D expenses of $4.9 million, we earned a net income of $1.6 million, or $0.05 per fully diluted share, compared with a net income of $1.5 million, or $0.05 per fully diluted share, for the corresponding period of 2004

We used cash in operations of $0.7 million to augment working capital as compared to generating cash from operations of $2.5 million during the relevant periods. This was primarily due to an increase in accounts receivable to $12 million as compared to $6 million as of the relevant periods. While this is a level higher than recent historical levels we believe it is relative to our current sales level.

Mr. Movens said, “We are pleased with our continued revenue growth and look forward to improved results in the future. Accordingly, we have maintained adequate inventories
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to support our increased sales volumes. We are continuing to look at expansion opportunities to support our growth expectations some of which have already improved our production capacity and efficiency. Our operating cash position continues to allow us to be free of debt. Our working capital position has consistently been improving, up from $1.4 million at June 30, 2004, to $18.8 million at March 31, 2005 and to $23.7 million at the end of Q1 Fiscal 2006. We now have a shareholders’ equity of $36.6 million compared to $31.7 million at the end of March 31, 2005 and to $9.9 million at June 30, 2004”.

Mr. Movens added, “We selected all 25 products for development, pursuant to the November 21, 2002 products agreement with Sun Pharma Global, Inc., a wholly owned subsidiary of our parent company. With this, we will work towards filing the remainder of these products in order to gain approval from FDA and market the products in the U.S.”

Of these 25 products, fourteen products have passed bio-equivalency studies to date and the balance are in various stages of development. One ANDA was filed during Q1 of Fiscal 2006 resulting in a total of ten ANDAs pending FDA approval.

“We continue to move aggressively forward with our product development plan. While the development of new products under our product agreement will increase our non-cash R&D expenses, which will impact EPS, we believe we will have the cash available to, among other things, meet increasing working capital requirements, fund our paragraph IV certifications and finance capital investments that are needed to drive our future results. This in turn will strengthen our balance sheet and build value for our shareholders.

“We expect the trend of increased sales to continue during the fiscal year of 2006. We are optimistic about achieving our previously stated guidance of 15% to 20% revenue growth during fiscal 2006. To that end we are in the process of strengthening our sales and marketing team. Regardless, pricing pressures, due to increased competition, that has been on the rise during 2004 and 2005, are expected to continue in fiscal 2006, which could result in lower growth rates and gross margins. We have and will continue to work diligently to counter the pricing pressures through increased sales volumes,

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expansion of our customer base, better-cost absorption of operational overheads, and cost reductions,” Mr. Movens added.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures and distributes generic and private-label prescription drugs to the nation’s largest wholesalers, distributors, drugstore chains and healthcare systems.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission and include: information is of a preliminary nature and may be subject to adjustment, not obtaining or delays in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, dependence on key personnel, development by competitors of new or superior products or cheaper products or new technology for the production of products, the entry into the market of new competitors, market and customer accep tance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, integrity and reliability of the Corporation’s data, lack of success of attaining full compliance with regard to regulatory and cGMP compliance, experiencing difficulty in managing our recent rapid growth and anticipated future growth, dependence on limited customer base, occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as shelf- stock, possibility of an incorrect estimate of charge-backs and the impact of such an incorrect estimate on net sales, gross profit and net income, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, our observations of trends of industry, in formation received from our customers and other sources, to estimate revenues, accounts receivable allowances including chargebacks, rebates, income

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taxes, values of assets and inventories, litigation involving claims of patent infringement, litigation involving claims for royalties relating to a prior contract for one product and other risks identified in this report and identified from time to time in our reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

Financial Statements follow
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CARACO PHARMACEUTICAL LABORATORIES, LTD. STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED JUNE 30

	2005	2004

Net sales	$17,612,531	$14,799,865
Cost of Goods Sold	9,450,818	5,720,474
Gross Profit	8,161,712	9,079,391

Selling, general & administrative expenses	1,704,633	1,410,723

R&D cost to affiliate – non-cash	3,242,240	4,663,440
R&D cost other	1,629,907	1,360,500

Operating Income	1,584,933	1,644,729

Other income (expense)
Interest expense	—	(135,633)
Interest income	27,144	14,610
Other income	4,170	2,968

Net other income (expense)	31,313	(118,055)

Net Income	1,616,246	1,526,674

Net income per basic common share	0.06	0.06
Net income per basic and diluted common share	0.05	0.05

# of common shares
Basic	26,362,776	24,578,333
Basic and diluted	32,890,776	28,259,327
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Schedule of Net Cash Provided By Operating Activities (1)

	Three-month period ended

	06/30/05	06/30/04

Net Income	$1,616,246	$1,526,674
Adjustments to reconcile net income to net cash (used in) / provided by operating activities
Depreciation	306,626	224,675
Preferred stock issued for R&D to affiliate	3,242,240	4,663,440
Changes in operating assets and liabilities which provided / (used) cash
Accounts receivable	(5,721,668)	(3,268,227)
Inventories	323,290	(458,579)
Prepaid expenses and deposits	633,088	185,550
Accounts payable	(1,056,104)	324,204
Accrued expenses and Interest	(114,740)	(659,717)
Net cash (used in ) / provided by operating activities	(771,019)	2,538,021

This schedule of net cash provided by / (used) in operating activities is deemed by management to be a meaningful measure of financial performance and liquidity, and provides investors with a measure of cash that may be used for working capital and for other purposes.

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